                               ASSET PURCHASE AGREEMENT

       This Asset Purchase Agreement ("Agreement") is made as of November 10, 1998, by and among Direct Focus, Inc., a Washington corporation ("Buyer"), Delta Woodside Industries, Inc., a South Carolina corporation ("Delta Woodside"), Alchem Capital Corporation, a Delaware corporation ("Alchem"), and Nautilus International, Inc., a Virginia corporation (the "Company"). Delta Woodside, Alchem and the Company are referred to collectively herein as "Sellers."

                                       RECITALS

       WHEREAS, the Company is a direct wholly-owned subsidiary of Alchem and an indirect wholly-owned subsidiary of Delta Woodside; and

       WHEREAS, the Company is engaged in the business of manufacturing, marketing and distributing fitness products and accessories and licensing of certain trademarks and other intellectual property (the "Business"); and

       WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets of the Company and certain assets owned by Alchem.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

                                      AGREEMENT

1. DEFINITIONS

       For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

       "ACQUIRED ASSETS" -- as defined in Section 2.1.

       "ADJUSTMENT AMOUNT" -- as defined in Section 2.6.

       "APPLICABLE CONTRACT" -- any Contract (a) under which the Company or any of its Subsidiaries has or may acquire any rights, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of its Subsidiaries or any of the assets owned or used by it is or may become bound.

       "AUDITED FINANCIAL STATEMENTS" -- as defined in Section 5.8.

       "BALANCE SHEET" -- as defined in Section 5.8.

       "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not

Final 11/10/98                            1
require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or that would require such Person to incur any material cost.

       "BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT" -- as defined in
Section 2.5(a)(i).

       "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

       "BUSINESS" -- as defined in the recitals of this Agreement.

       "BUYER" -- as defined in the first paragraph of this Agreement.

       "CLOSING" -- as defined in Section 2.4.

       "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

       "COMPANY" -- as defined in the first paragraph of this Agreement.

       "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

       "CLOSING FINANCIAL STATEMENTS" -- as defined in Section 2.6.

       "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

       (a) the sale of the Acquired Assets by the Company and Alchem to Buyer;

       (b)    the execution, delivery, and performance of the Escrow Agreement;

       (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

       (d)    Buyer's acquisition and ownership of the Acquired Assets.

       "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

       "DAMAGES" -- as defined in Section 10.2.

       "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.


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

       "ENCUMBRANCE" -- any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

       "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

       "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

       (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

       (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

       (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

       (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

       The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

       "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

       (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

       (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

       (c) reducing the quantities, preventing the release, or minimizing the hazardous

Final 11/10/98                            3
characteristics of wastes that are generated;

       (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

       (e)    protecting resources, species, or ecological amenities;

       (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

       (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

       (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to the Environment.

       "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

       "ESCROW AGREEMENT" -- as defined in Section 2.5.

       "EXCLUDED ASSETS" -- as defined in Section 2.1.

       "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

       "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in the first sentence of Section 3.4 were prepared.

       "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, franchise, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

       "GOVERNMENTAL BODY" -- any:

       (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

       (b)    federal, state, local, municipal, foreign, or other government;

       (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

       (d)    multi-national organization or body; or


Final 11/10/98                            4

       (e) body legally exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

       "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may adversely affect the value of the Facilities or the Acquired Assets.

       "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

       "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

       "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.22.

       "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

       "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

       "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

       (a)    such individual is actually aware of such fact or other matter; or

       (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

       A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

       "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

       "NONCOMPETITION AGREEMENT" -- as defined in Section 2.5(a)(v).


Final 11/10/98                            5

       "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

       "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

       "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

       (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

       (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons of a similar size as such Person that are in the same line of business as such Person.

       "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

       "OWNED PROPERTY" -- as defined in Section 2.1(a).

       "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

       "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

       "RELATED PERSON" -- with respect to a particular individual:

       (a)    each other member of such individual's Family;

       (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

       (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and


Final 11/10/98                            6

       (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

       With respect to a specified Person other than an individual:

       (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

       (b)    any Person that holds a Material Interest in such specified
Person;

       (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

       (d)    any Person in which such specified Person holds a Material
Interest;

       (e) any Person with respect to which such specified Person serves as a general, partner or a trustee (or in a similar capacity); and

       (f)    any Related Person of any individual described in clause (b) or
(c).

       For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

       "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

       "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

       "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

       "SELLERS" -- as defined in the first paragraph of this Agreement.

       "SUBSIDIARY"-- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency


Final 11/10/98                            7
that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

       "TAX" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, or payable as a result of transferee liability, or payable as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise payable through operation of law.

       "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

       "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

       "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.     SALE AND TRANSFER OF ACQUIRED ASSETS; CLOSING

       2.1 SALE AND TRANSFER OF THE ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date the Company and Alchem (to the extent Alchem immediately prior to the Closing owns any portion of the Intellectual Property Assets) will sell, convey, transfer, assign and deliver to Buyer all of the Company's right, title and interest in and to all of the assets, rights, properties and goodwill of the Company (including without limitation the Marks and Patents to be transferred by Alchem to the Company prior to the Closing) of every kind and description, wherever located, used in or relating to the Business other than the assets and property listed on
Schedule 2.1 (the "Excluded Assets")(the assets, rights, properties and goodwill so acquired, the "Acquired Assets"). The Acquired Assets include, without limitation, the following assets, rights, properties and goodwill of the Company (unless they are Excluded Assets):

       (a) all real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto, including, without limitation, the real property (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto)

Final 11/10/98                            8
located at Independence, Virginia and Huntersville, North Carolina described on
Schedule 2.1(a) (the "Owned Property");

       (b) all tangible personal property, including, without limitation, furnishings, furniture, office supplies, vehicles, rolling stock, tools, machinery, equipment, and computer equipment (including software);

       (c) all inventory, including without limitation, raw materials, work-in process, finished goods, packaging materials, spare parts and supplies;

       (d) all Intellectual Property Assets, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions;

       (e) the Contracts listed on Schedule 2.1(e), Applicable Contracts that involve the performance of services or delivery of goods or materials by one or more of the Company and its Subsidiaries entered into in the Ordinary Course of Business, and such Contracts entered into by the Company after the date of this Agreement and prior to the Closing Date as Buyer expressly elects to acquire at Closing by written addendum to this Agreement;

       (f) all Governmental Authorizations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from any Governmental Body;

       (g) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, surveys, title policies, creative materials, advertising and promotional materials, studies, reports, product information, employment records and files and all other information and/or data;

       (h)    all accounts and other receivables;

       (i) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, including without limitation the actions listed on Schedule 2.1 (i);

       (j) all telephone, telex and telecopier numbers and all existing listings in all telephone books and directories; and

       (k) all warranties and guaranties received from vendors, suppliers or manufacturers.

       2.2 NONASSUMPTION OF LIABILITIES; OBLIGATIONS ASSUMED. Except as expressly set forth in this Agreement, the sale and conveyance of the Acquired Assets hereunder shall be free and clear of any and all claims, liabilities, security interests, liens, mortgages, pledges, encumbrances, charges, equities, options, restrictive agreements or assessments of any kind whatsoever. Buyer is not assuming, nor shall it be deemed to


Final 11/10/98                            9
assume, any liabilities of Sellers of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown; except Buyer shall assume as of the Closing Date (a) the Company's obligations under the Contracts described in Section 2.1(e) and all Governmental Authorizations assigned to Buyer to be performed from and after the Closing Date, but only to the extent that such obligations do not arise out of any default or breach by the Company of any such Contract or any such Governmental Authorization or any term thereof, (b) the Company's trade accounts payable as of the Closing Date incurred in the Ordinary Course of Business as and to the extent set forth on the Closing Financial Statements, (c) the Company's "other accrued expenses" (excluding the "accrued loss on receivables") as of the Closing Date incurred in the Ordinary Course of Business, as and to the extent set forth on the Closing Financial Statements, (d) accrued employee compensation as and to the extent set forth in the Closing Financial Statements, and (e) any counterclaim in any legal action listed in Schedule 2.1 (i).

       2.3    PURCHASE PRICE

       The purchase price (the "Purchase Price") for the Acquired Assets will be Sixteen Million Dollars ($16,000,000), plus the Adjustment Amount, plus the liabilities assumed by Buyer pursuant to Section 2.2 hereof.

       2.4    CLOSING

       The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Delta Woodside Industries, Inc. in Greenville, South Carolina, at 10:00 am. (local time) on the date that is such date agreed to by the parties that is no later than five (5) business days after the satisfaction or waiver of the conditions set forth in Sections 7.3, 7.7 and 8.3, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

       2.5    CLOSING OBLIGATIONS

       At the Closing:

       (a)    Sellers will deliver, or cause to be delivered, to Buyer:

              (i) a bill of sale, assignment and assumption agreement in form reasonably acceptable to Buyer and Sellers (the "Bill of Sale, Assignment and Assumption Agreement");

              (ii) warranty deeds in recordable form for the Owned Property that is owned by the Company;

              (iii) such other instruments of transfer and documents as Buyer may reasonably request;

              (iv) an affidavit in form and substance reasonably satisfactory to Buyer, duly

Final 11/10/98                            10
executed and acknowledged, certifying that none of Sellers is a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes;

              (v) a noncompetition agreement in the form of Exhibit 2.5(a)(v), executed by Sellers (the "Noncompetition Agreement"); and

              (vi) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

       (b)    Buyer will deliver to Sellers:

              (i) Thirteen Million Dollars ($13,000,000) by wire transfer to an account specified by Sellers;

              (ii) the sum of Three Million Dollars ($3,000,000), which the Buyer will deliver, on behalf of the Company, to the escrow agent referred to in
Section 2.5(c) (the "Escrow Agent") by bank cashier's or certified check;

              (iii)  the Bill of Sale, Assignment and Assumption Agreement; and

              (iv) a certificate executed by Buyer representing and warranting to Sellers that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

       (c) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.5(c) (the "Escrow Agreement") with a mutually agreeable financial institution ____________.

The parties agree that the amount delivered to the Escrow Agent pursuant to
Section 2.5 (b) (ii) constitutes funds of the Company, received by the Company as a portion of the Purchase Price, that are delivered to the Escrow Agent on behalf of the Company to provide the Buyer with assurance of certain payments that may become due to the Buyer from the Company, as provided in the Escrow Agreement.

       2.6    ADJUSTMENT AMOUNT; ADJUSTMENT PROCEDURE

       (a) The Adjustment Amount (which may be a positive or negative number) will be determined in accordance with this Section 2.6. Sellers will prepare and will cause KPMG Peat Marwick, the Company's certified public accountants, to audit consolidated financial statements ("Closing Financial Statements") of the Company as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date. The Company will deliver the Closing Financial Statements to Buyer and Sellers within sixty (60) days after the


Final 11/10/98                            11

Closing Date. The Closing Financial Statements will be used to compute the Adjustment Amount, which shall be equal to the excess of (A) the excess of (i) the sum of the Company's accounts receivable (excluding financed notes), net of associated allowance for doubtful accounts, inventory and prepaids and other current assets, over (ii) the sum of accounts payable, accrued employee compensation, other accrued expenses (excluding the accrued loss on sale of receivables) and Reserves (as defined below), over (B) $4,009,000. For purposes of this Section 2.6(a), Reserves shall be defined as the sum of (x) to the extent not taken into account in determining other accrued expenses in the Closing Financial Statements, an additional product warranty reserve in the amount of $300,000, and (y) to the extent not taken into account in determining inventory in the Closing Financial Statements, an additional reserve for cardio-equipment and other slow-moving and obsolete inventory in the amount of $1,000,000. The parties agree that Exhibit 2.6(a) sets forth the methodology used to calculate the $4,009,000 amount. The Adjustment Amount will be determined mutually by Sellers and Buyer, reasonably and in good faith and using their respective best efforts on the basis of the Closing Financial Statements.

       (b) If the Adjustment Amount is a positive number (i.e., the amount determined under clause 2.6(a)(A) exceeds $4,009,000), Buyer will pay the Adjustment Amount to the Company; if the Adjustment Amount is a negative number (i.e., the amount determined under clause 2.6(a)(A) is less than $4,009,000), then first, the Escrow Agent shall pay the Adjustment Amount to Buyer and the Escrow Amount will be reduced accordingly, and, second, if the Adjustment Amount exceeds the Escrow Amount, Sellers will pay, or cause to be paid, such excess to Buyer. All payments will be made on the tenth business day following the final determination by Sellers and Buyer (or the arbitrator, if paragraph (c) below applies) of the Adjustment Amount, together with interest at 10% compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to the Company must be made in the manner set forth in Section 2.5(b)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify.

       (c) In the event that by the 30th day following delivery of the Closing Financial Statements Sellers and Buyer have not agreed on the Adjustment Amount and delivered the notice provided for in Section 3(a) of the Escrow Agreement, determination of the Adjustment Amount shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in financial accounting matters and selected by Buyer and Sellers in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Richmond, Virginia as may be specified by the arbitrator (or any place agreed to by Buyer, Sellers and the arbitrator). The decision of the arbitrator shall be final and binding as to the Adjustment Amount; provided, however, if necessary, such decision may be enforced by either the Buyer or Sellers in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. The determination of which party or parties bears the costs and expenses (including reasonable attorneys' fees) incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


Final 11/10/98                            12

       2.7    TAX ALLOCATION

       Sellers shall allocate the Purchase Price to broad categories constituting components of the Acquired Assets and the noncompetition Agreement in accordance with the allocation adopted by Buyer following Closing. Buyer and Sellers shall report the purchase and sale of the Acquired Assets in accordance with such allocation for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder), but such allocation shall not constrain reporting for other purposes.

       2.8    SALES AND USE TAX

       Buyer and Sellers shall cooperate in preparing, executing and filing sales and use Tax returns relating to the purchase and sale of the Acquired Assets, and at the Closing, Buyer shall pay, or cause to be paid, any and all sales, real estate, transfer or use Tax due with regard to the purchase and sale of the Acquired Assets. To the extent such Taxes cannot be accurately computed at the Closing, Buyer shall pay, or cause to be paid, such Taxes when they are due. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price contemplated by Section 2.7. Buyer shall also furnish Sellers with a form of resale certificate that complies with the requirements of applicable state taxation laws.

3.     REPRESENTATIONS AND WARRANTIES OF SELLERS

       Sellers jointly and severally represent and warrant to Buyer as follows:

       3.1    ORGANIZATION AND GOOD STANDING

       Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company and each of its Subsidiaries of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Company and its Subsidiaries.

       3.2    AUTHORITY; NO CONFLICT

       (a) This Agreement constitutes the legal, valid, and binding obligation of each of Sellers, enforceable against each of Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement and the Noncompetition Agreement (collectively, the "Sellers' Closing Documents", the Sellers' Closing Documents will


Final 11/10/98                            13
constitute the legal, valid, and binding obligations of each of Sellers, enforceable against each of Sellers in accordance with their respective terms. Each of Sellers has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform its obligations under this Agreement and the Sellers' Closing Documents.

       (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by any of Sellers, directly or indirectly (with or without notice or lapse of time) will:

              (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of Sellers, or (B) any resolution adopted by the board of directors or the stockholders of any of Sellers;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of Sellers or the Acquired Assets may be subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the Business or the Acquired Assets;

              (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

              (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

       (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except where the failure to give notice or to obtain any Consent would not affect the ability of the parties to this Agreement to consummate the Contemplated Transactions.

       3.3    CAPITALIZATION

       All of the outstanding equity securities of the Company are owned of record and beneficially by Alchem, free and clear of all Encumbrances (other than a pledge in favor of General Electric Capital Corporation ("GECC") as agent.

       3.4    FINANCIAL STATEMENTS


Final 11/10/98                            14

       The Audited Financial Statements fairly present the financial condition and results of operations, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP as consistently applied throughout the periods involved. Sellers have delivered to Buyer unaudited consolidating financial statements of the Company and its Subsidiaries as of the fiscal period ended October 31, 1998 (the "Unaudited Financials"). The Unaudited Financials have been prepared in a manner consistent with prior unaudited financial statements prepared by the Company and fairly present the Company's financial condition and results of operations as of October 31, 1998 and for the period referred to therein.

       3.5    BOOKS AND RECORDS

       The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which will be made available to Buyer prior to Closing, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

       3.6    TITLE TO PROPERTIES; ENCUMBRANCES

       Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, real property leaseholds, or other real property interests therein owned by the Company and its Subsidiaries and included with the Acquired Assets. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company and its Subsidiaries acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Subsidiaries and relating to such property or interests. The Company and its Subsidiaries own or by Closing will own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company and its Subsidiaries or reflected as owned in the books and records of the Company and its Subsidiaries, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice) which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) were purchased or

Final 11/10/98                            15
acquired for an aggregate consideration of less than $50,000. All properties and assets reflected in the Balance Sheet (and still owned by the Company or any of its Subsidiaries) are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or Part 3.6 of the Disclosure Letter as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company and its Subsidiaries lie wholly within the boundaries of the real property owned by the Company and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

       3.7    CONDITION AND SUFFICIENCY OF ASSETS

       The buildings, plants, structures, and equipment of the Company and its Subsidiaries are generally adequate for the continued conduct of the Company's and its Subsidiaries' businesses after the Closing in substantially the same manner as conducted prior to the Closing; provided, however, that Sellers do not provide any representation or warranty as to the physical condition of any of the tangible personal property of any of the Company and its Subsidiaries.

       3.8    ACCOUNTS RECEIVABLE

       All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Except as covered by any reserve, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

       3.9    INVENTORY

       All inventory of the Company and its Subsidiaries, whether or not reflected in the


Final 11/10/98                            16

Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each general type of inventory (i.e., raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

       3.10   NO UNDISCLOSED LIABILITIES

       Except as set forth in Part 3.10 of the Disclosure Letter, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

       3.11   TAXES

       (a) The Company and its Subsidiaries have filed or caused to be filed (on a timely basis since January 20, 1993) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company and its Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may have become due from any of the Company or its Subsidiaries pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Subsidiary, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Part 3.11 of the Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to or including the Company or any of its Subsidiaries for taxable periods ended after July 3, 1993, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyer correct and complete copies of all information respecting the Company and its Subsidiaries that was included in the consolidated federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries with respect to any period since July 3, 1993. Sellers have made available copies of all other Tax Returns of the Company and its Subsidiaries filed since July 3, 1993.

       (b) Except as described in Part 3.11 of the Disclosure Letter, neither the Company nor any Subsidiary has given waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable.

       (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company and each of its Subsidiaries are adequate (determined in accordance


Final 11/10/98                            17
with GAAP) and are at least equal to that company's liability for Taxes. There exists no proposed tax assessment against the Company or any of its Subsidiaries, except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any of its Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

       (d) All Tax Returns filed by (or that include on a consolidated, combined or unitary basis) the Company or any of its Subsidiaries are true, correct, and complete in all respects insofar as concerns the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or within the five-year period preceding the Closing Date has been, an "S" corporation.

       3.12   NO MATERIAL ADVERSE CHANGE

       Since the date of the Unaudited Financials, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

       3.13   EMPLOYEE BENEFITS

       (a) As used in this Section 3.13, the following terms have the meanings set forth below.

       "EMPLOYEE BENEFIT PLAN" means (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any other practice, arrangement, obligation or benefit for the benefit of employees other than salary or wages.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

       "PBGC" means the Pension Benefit Guaranty Corporation.



Final 11/10/98                            18

       "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

       (b) Part 3.13 of the Disclosure Letter lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes.

              (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the IRC.

              (ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan.

              (iii) The latest determination letter respecting the 401(k) plan in which the Company participates to the effect that the plan meets the requirements of IRC Sec. 401(a) that has been received from the Internal Revenue Service is dated August 8, 1996.

              (iv) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

              (v) Sellers have delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

              (vi) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted.

              (vii) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

              (viii) Neither the Company nor any of its Subsidiaries has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

              (ix) Except to the extent required under ERISA Section 601, ET. SEQ., and IRC Section 4980B, and except for limited medical coverage provided for certain retirees under the Delta Woodside Industries, Inc. Group Benefit Plan, neither the Company nor any


Final 11/10/98                            19

       Subsidiary provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

              (x) Sellers, the Company and its Subsidiary have complied with the provisions of ERISA Section 601 ET. SEQ., and IRC Section 4980B.

       3.14   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

       (a)    Except as set forth in Part 3.14 of the Disclosure Letter:

              (i) The Company and each of its Subsidiaries is, and at all times since January 20, 1993 has been, in full compliance in all respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

              (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature pursuant to any Legal Requirement; and

              (iii) neither the Company nor any of its Subsidiaries has received, at any time since January 20, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature pursuant to any Legal Requirement.

       (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the Business or any of the Acquired Assets, except for those Governmental Authorizations the failure to possess would not have an adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure
Letter:

              (i) the Company and each of its Subsidiaries is, and at all times since January 20, 1993 has been, in full compliance in all respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

              (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a


Final 11/10/98                            20
failure to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

              (iii) neither the Company nor any of its Subsidiaries has received, at any time since January 20, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

       3.15   LEGAL PROCEEDINGS; ORDERS

       (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

              (i) that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the Business or any of the Acquired Assets; or

              (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

       (1) Except as set forth in Part 3.15 of the Disclosure Letter, no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers will cause the attorneys representing the Company to furnish Buyer, upon request by Buyer, with copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company or any of its Subsidiaries.

       (b)    Except as set forth in Part 3.15 of the Disclosure Letter:

              (i) there is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject;

              (ii) neither Seller is subject to any Order that relates to the Business or any of the Acquired Assets; and

              (iii) no officer, director, or employee of the Company or any of its


Final 11/10/98                            21

Subsidiaries is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries.

       (c)    Except as set forth in Part 3.15 of the Disclosure Letter:

              (i) each of the Company and each of its Subsidiaries is, and at all times since January 20, 1993 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

              (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject; and

              (iii) neither the Company nor any of its Subsidiaries has received, at any time since January 20, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is or has been subject.

       3.16   ABSENCE OF CERTAIN CHANGES AND EVENTS

       Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been any:

       (a) change in the Company's or any of its Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights with respect to such capital stock; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of such capital stock;

       (b) amendment to the Organizational Documents of the Company or any of its Subsidiaries;

       (c) payment or increase by the Company or any of its Subsidiaries of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) employee;

       (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any of its Subsidiaries;


Final 11/10/98                            22

       (e) damage to or destruction or loss of any asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition, or prospects of the Company and its Subsidiaries, taken as a whole;

       (f)    entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction that, in the case of clause (i) or (ii) involves a total remaining commitment by or to the Company or any of its Subsidiaries of at least $50,000;

       (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or any of its Subsidiaries (other than the sale or other disposition of assets that are not inventory for an aggregate consideration of less than $50,000) or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Company or any of its Subsidiaries, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

       (h) cancellation or waiver of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $10,000 individually or $50,000 in the aggregate;

       (i) change in the accounting methods used by the Company or any of its Subsidiaries; or

       (j) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

       3.17   CONTRACTS; NO DEFAULTS

       (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list (excluding in each case Applicable Contracts that will be fully performed by all parties as of the Closing Date), and Sellers have made available to Buyer true and complete copies, of:

              (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more of the Company and its Subsidiaries of an amount or value in excess of $50,000;

              (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more of the Company and its Subsidiaries of an amount or value in excess of $50,000;

              (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more of the Company and its Subsidiaries in excess of $50,000;

              (iv) each Applicable Contract in the form of a lease, rental or occupancy agreement, or license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except any such agreement having a value per item


Final 11/10/98                            23
or aggregate payments of less than $50,000);

              (v) each Applicable Contract that is a licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

              (vi) each Applicable Contract with any labor union or other employee representative of a group of employees;

              (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

              (viii) each Applicable Contract containing covenants that in any way purport to restrict in any material respect the business activity of the Company or any of its Subsidiaries or limit in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

              (ix) each material Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

              (x) each power of attorney granted by the Company or any of its Subsidiaries that is currently effective and outstanding;

              (xi) each Applicable Contract for capital expenditures in excess of $50,000;

              (xii) each material written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the Ordinary Course of Business; and

              (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

       (b)    Except as set forth in Part 3.17(b) of the Disclosure Letter:

              (i) neither Delta Woodside nor Alchem (and no Related Person of either of them other than the Company) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Acquired Assets; and

              (ii) no officer, director, or employee of the Company or any of its Subsidiaries is bound by any Contract that purports to limit in any respect the ability of such officer, director, or employee to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries, or (B) assign to the Company or any of its Subsidiaries any rights to any invention, improvement, or discovery.

       (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract


Final 11/10/98                            24
identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

       (d)    Except as set forth in Part 3.17(d) of the Disclosure Letter:

              (i) the Company and each of its Subsidiaries is, and at all times since January 20, 1993 has been, in full compliance in all respects with all applicable terms and requirements of each Contract under which such company has or had any obligation or liability or by which the Company or any of its Subsidiaries or any of the assets owned or used by such company is or was bound;

              (ii) each other Person that has or had any obligation or liability under any Contract under which the Company or any of its Subsidiaries has or had any rights is, and at all times since January 20, 1993 has been, in full compliance in all respects with all applicable terms and requirements of such Contract;

              (iii) no event has occurred since January 20, 1993 or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

              (iv) neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 20, 1993, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

       (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to the Company or any of its Subsidiaries under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

       (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company and its Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

       3.18   INSURANCE

       (a)    Sellers shall deliver to Buyer prior to Closing:

              (i) true and complete copies of all policies of general liability insurance to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is or has been covered at any time since January 20, 1993; and

              (ii) any statement since January 20, 1993 by the auditor of the Company's or any of its Subsidiaries' financial statements with regard to the adequacy of such entity's


Final 11/10/98                            25
coverage or of the reserves for claims.

       (b)    Part 3.18(b) of the Disclosure Letter describes:

              (i) any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder; and

              (ii) any material contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company or any of its Subsidiaries.

       (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the preceding policy years since January 20, 1993:

              (i) a summary of the loss experience under each general liability policy;

              (ii) a statement describing each claim under a general liability insurance, policy for an amount in excess of $50,000, which sets forth:

                     (A)    the name of the claimant;

                     (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                     (C)    the amount and a brief description of the claim.

       (d)    Except as set forth on Part 3.18(d) of the Disclosure Letter:

              (i) All general liability policies to which the Company or any of its Subsidiaries is a party or that provide coverage to the Company or any of its Subsidiaries:

                     (A)    are valid, outstanding, and enforceable;

                     (B) are issued by an insurer that is financially sound and reputable;

                     (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks to which the Company and its Subsidiaries are normally exposed;

                     (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound; and

                     (E) will continue in full force and effect following the consummation of the Contemplated Transactions.

              (ii) Neither the Company nor any Subsidiary has received any notice of cancellation of any insurance policy currently in effect to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries or any other indication that any such insurance policy is no longer in full force or effect or will


Final 11/10/98                            26
not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

              (iii) Since January 20, 1993, the Company and its Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries.

       3.19   ENVIRONMENTAL MATTERS

       Except as set forth in part 3.19 of the Disclosure Letter:

       (a) The Company and each of its Subsidiaries is, and at all times has been, in full compliance in all respects with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Subsidiary has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible, received any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply in any respect by the Company or any of its Subsidiaries with any Environmental Law, or of any actual or Threatened obligation of the Company or any of its Subsidiaries to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, any of its Subsidiaries, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by the Company, any of its Subsidiaries, or any other Person for whose conduct they are or may be held responsible.

       (b) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or had an interest.

       (c) No Seller or Subsidiary has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, any Subsidiary, or any other Person for whose conduct they are


Final 11/10/98                            27
or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

       (d) Neither the Company, any Subsidiary, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company or any Subsidiary (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

       (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon, except for such Hazardous Materials listed in Part 3.19(e) of the Disclosure Letter as are present and used at the Facilities in, and in quantities no greater than reasonably necessary for, the Ordinary Course of Business. Except as stated in the immediately preceding sentence, neither the Company, any Subsidiary, nor any other Person for whose conduct they are or may be held responsible has permitted of conducted, or has Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Subsidiary has or had an interest.

       (f) There has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company or any Subsidiary has or had an interest, or any geologically or hydrologically adjoining property, by the Company, any Subsidiary, or any other Person for whose conduct they are or may be held responsible.

       (g) Sellers shall make available to Buyer prior to Closing true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, any Subsidiary, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

       3.20   EMPLOYEES

       (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company and its Subsidiaries, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 1, 1997; vacation accrued; sick leave or any other paid leave accrued; and service credited for purposes of vesting and eligibility to participate under the Company's or any of its Subsidiaries' pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option,


Final 11/10/98                            28
cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan of the Company or any of its Subsidiaries.

       (b) No employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his duties as an employee of the Company and its Subsidiaries, or (ii) the ability of the Company or any of its Subsidiaries to conduct its business, including any Proprietary Rights Agreement with Sellers or the Subsidiaries by any such employee. To Sellers' Knowledge, no key employee of the Company or any of its Subsidiaries intends to terminate his employment with such company.

       (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee of the Company and its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits from the Company or any of its Subsidiaries in the future: name, such pension benefit, such pension option election, such retiree medical insurance coverage, such retiree life insurance coverage, and other such benefits.

       3.21   LABOR RELATIONS; COMPLIANCE

       Since January 20, 1993, neither the Company nor any of its Subsidiaries has been or is a party to any collective bargaining or other similar labor Contract. Except as set forth in Part 3.21 of the Disclosure Letter, with respect to the Company or any of its Subsidiaries, since January 20, 1993, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, general work slowdown, picketing, general work stoppage, or material employee grievance process, (b) any Proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Sellers or any of its Subsidiaries, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. Neither the Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.


Final 11/10/98                            29

       3.22   INTELLECTUAL PROPERTY

       (a) INTELLECTUAL PROPERTY ASSETS -- The term "Intellectual Property Assets" includes:

              (i) the name "Nautilus International, Inc."; all fictional business names, trading names, registered and unregistered trademarks, service marks, domain names and applications used in the Business, all of which are listed in Part 3.22 (e) of the Disclosure Letter (collectively, "Marks");

              (ii) all patents, patent applications, and inventions and discoveries that may be patentable used in the Business, all of which are listed in Part 3.22 (d) of the Disclosure Letter (collectively, "Patents");

              (iii) all copyrights in both published works and unpublished works used in the Business, all of which are listed in Part 3.22 (f) of the Disclosure Letter (collectively, "Copyrights");

              (iv) all rights in mask works used in the Business (collectively, "Rights in Mask Works"); and

              (v) all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints used exclusively in the Business (collectively, "Trade Secrets"); owned, used, or licensed by the Company or any of its Subsidiaries as licensee or licensor.

       (b) AGREEMENTS -- Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company and its Subsidiaries, of all material Contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000 under which the Company or any of its Subsidiaries is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

       (c)    KNOW-HOW NECESSARY FOR THE BUSINESS

              (i) The Intellectual Property Assets are all those necessary for the operation of the Company's and its Subsidiaries' businesses as they are currently conducted. Except as set forth in Part 3.22 (c) of the Disclosure Letter, one or more of the Company and its Subsidiaries is, or by the Closing will be, the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has, or by Closing will have, the right to use without payment to a third party all of the Intellectual Property Assets.

              (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, since August 1, 1996, all employees of the Company and each of its Subsidiaries have executed written Contracts with one or more of the Company and its Subsidiaries that assign to one or more of


Final 11/10/98                            30
the Company and its Subsidiaries all rights to any inventions, improvements, discoveries, or information relating to the business of the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company and its Subsidiaries.

       (d)    PATENTS

              (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Company and its Subsidiaries is, or by Closing will be, the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

              (ii) All of the issued Patents are currently in compliance in all respects with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

              (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. There is no potentially interfering patent or patent application of any third party with respect to any Patent.

              (iv) No Patent is infringed or has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company or any of its Subsidiaries infringes or is alleged to infringe any patent or other proprietary right of any other Person.

              (v) All products made, used, or sold by the Company or any of its Subsidiaries under the Patents have been marked with the proper patent notice.

       (e)    TRADEMARKS

              (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Company and its Subsidiaries is, or by Closing will be, the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

              (ii) All Marks that have been registered with the United States Patent and Trademark Office or with similar foreign authorities are currently in compliance in all respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.


Final 11/10/98                            31

              (iii) Except as set forth in Part 3.22 (e) of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any of the Marks.

              (iv) There is no potentially interfering trademark or trademark application of any third party with respect to any Mark.

              (v) No Mark is infringed or has been challenged or threatened in any way. None of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

              (vi) All products and materials of the Company or any of its Subsidiaries containing a Mark bear the proper federal registration notice where permitted by law.

       (f)    COPYRIGHTS

              (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Company and its Subsidiaries is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

              (ii) All the Copyrights have been registered and are currently in compliance in all respects with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

              (iii) No copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

              (iv) All works of the Company or any of its Subsidiaries encompassed by the Copyrights have been marked with the proper copyright notice.

       (g)    TRADE SECRETS

              (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

              (ii) The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their confidential Trade Secrets.

              (iii) One or more of the Company and its Subsidiaries has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The confidential Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company


Final 11/10/98                            32
and its Subsidiaries) or to the detriment of the Company and its Subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

       (h)    Y2K COMPLIANT

       Except as set forth in Part 3.22(h) of the Disclosure Letter, all Company Intellectual Property Assets in the form of computer software that are owned, developed or utilized by the Company in the operation of its business or licensed by the Company to others as part of the Company's business have been tested and are fully capable in all respects of providing accurate results using data having data ranges spanning the twentieth ("20th") and twenty-first ("21st") centuries. Without limiting the generality of the foregoing, except as set forth in Part 3.22(h) of the Disclosure Letter, all software licensed from and/or developed by the Company, in all respects, (a) manages and manipulates data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (b) manages and manipulates data involving all dates from the 20th or 21st centuries without inaccurate results related to such dates; (c) has user interfaces and data fields formatted to distinguish between dates from the 20th and 21st centuries; and (d) represents all data related to include indications of the millennium, century, and decade as well as the actual year.

       3.23   CERTAIN PAYMENTS

       Since January 20, 1993, neither the Company, its Subsidiaries, nor any director, officer, agent, or employee thereof, acting for or on behalf of the Company or any of its Subsidiaries, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly in violation of any Legal Requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries.

       3.24   DISCLOSURE

       (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

       (b) No notice given pursuant to Section 5.5 will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

       (c) There is no fact known to either Sellers that has specific application to either the Company or any Subsidiary of the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company and its Subsidiaries (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.


Final 11/10/98                            33

       (d) The information that would be included in the Disclosure Letter in order to make each representation and warranty in Section 3 true and correct, but is not included solely by reason of the various provisions in this Section 3 permitting the omission of information that is not material to the Company and its Subsidiaries, taken as a whole, does not, viewed in the aggregate, constitute information material to the Company and its Subsidiaries, taken as a whole.

       3.25   RELATIONSHIPS WITH RELATED PERSONS

       Except as set forth in Part 3.25 of the Disclosure Letter, no Related Person of the Company or any of its Subsidiaries has, or since January 1, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company or any businesses of the Company and its Subsidiaries. Except as set forth in Part 3.25 of the Disclosure Letter, no Related Person of the Company or any of its Subsidiaries is, or since January 1, 1996 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had material business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or any of its Subsidiaries with respect.to any line of the products or services (other than the licensing of one or more of the Marks) of such company (a "Competing Business") in any market presently served by company. Except as set forth in Part 3.25 of the Disclosure Letter, no Related Person of the Company or any of its Subsidiaries is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

       3.26   BROKERS OR FINDERS

       Except for the fee payable to Chase Securities, Inc. (which fee
Sellers shall pay), Sellers and their agents have by their actions incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Sellers as follows:

       4.1    ORGANIZATION AND GOOD STANDING

       Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.

       4.2    AUTHORITY; NO CONFLICT

       (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Promissory Note (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this


Final 11/10/98                            34

Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

       (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

              (i)    any provision of Buyer's Organizational Documents;

              (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

              (iii) any Legal Requirement or Order to which Buyer may be subject; or

              (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

       (c) Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

       (d) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, degree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of Buyer's charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of Buyer's assets is subject.

       4.3    CERTAIN PROCEEDINGS

       There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or that may reasonably have a material adverse effect on Buyer. To Buyer's Knowledge, no such Proceeding has been Threatened.

       4.4    BROKERS OR FINDERS

       Except for the fee payable to D.A. Davidson, Buyer's investment banker (which fee Buyer shall pay), Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold harmless Sellers from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.


Final 11/10/98                            35

       4.5    FINANCING

       Buyer has adequate funds immediately available to fulfill its obligations under this Agreement, either in the form of cash on hand or in the form of a binding commitment by a suitable commercial lender to provide Buyer with adequate credit.

5.     COVENANTS OF SELLERS PRIOR TO CLOSING DATE

       5.1    ACCESS AND INVESTIGATION

       Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Subsidiary and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the Company's and each of its Subsidiaries' personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

       5.2    OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

       Between June 28, 1998 and the date of this Agreement Sellers have caused, and from the date of this Agreement to the Closing Date Sellers will cause, the Company and each Subsidiary to:

       (a) conduct the business of the Company and each of its Subsidiaries only in the Ordinary Course of Business;

       (b) use their Best Efforts to preserve intact the current business organization of the Company and each of its Subsidiaries, keep available the services of the current employees, and agents of the Company and each of its Subsidiaries, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and each of its Subsidiaries;

       (c) from and after the date of this Agreement, confer with Buyer concerning anticipated material changes with respect to operational matters of a material nature; and

       (d) from and after the date of this Agreement, otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company and each of its Subsidiaries.

       5.3    NEGATIVE COVENANT

       Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Subsidiary not to, without the prior consent of Buyer (which consent shall not be unreasonably withheld), take


Final 11/10/98                            36
any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

       5.4    REQUIRED APPROVALS

       As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Subsidiary to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions and shall pay the costs associated with any such filing (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Subsidiary to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule
4.2 (including taking all reasonable actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

       5.5    NOTIFICATION

       Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

       5.6    NO NEGOTIATION

       Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause each Subsidiary and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company or any of its Subsidiaries, or any of the capital stock of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries.

       5.7    BEST EFFORTS

       Between the date of this Agreement and the Closing Date, Sellers will use their Best


Final 11/10/98                            37

Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

       5.8    AUDITED FINANCIAL STATEMENTS

       Sellers have obtained, at Buyer's expense, and delivered to Buyer audited consolidated balance sheets of the Company and its Subsidiaries as of fiscal year end 1996 through 1998, and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG Peat Marwick, independent certified public accountants (the "Audited Financial Statement"); PROVIDED, that Buyer shall not be obligated to pay any fees and costs related to such audit in excess of $90,000. The balance sheet for fiscal year 1998, including the notes thereto, is referred to in this Agreement as the "Balance Sheet."

       6.     COVENANTS OF BUYER PRIOR TO CLOSING DATE

       6.1    BEST EFFORTS

       Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied; provided that this Agreement will not require Buyer to dispose of or make any material change in any material portion of its business or to incur any other material burden to obtain a Governmental Authorization.

       6.2    REQUIRED APPROVALS

       As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions and shall pay the costs associated with any such filing (excluding the filing fee under the HSR Act, which shall be paid by Sellers). Between the date of this Agreement and the Closing Date, Buyer will
(a) cooperate with Sellers with respect to all filings that Sellers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) will use its Best Efforts to obtain all consents identified in Schedule 4.2 (including taking all actions reasonably requested by Sellers to cause early termination of any applicable waiting period under the HSR Act).

       6.3    NOTIFICATION

       Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Buyer's representations and warranties in this Agreement if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Sellers a supplement to this Agreement


Final 11/10/98                            38
specifying such change. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

       Buyer's obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

       7.1    ACCURACY OF REPRESENTATIONS

       (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

       (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.10, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

       7.2    SELLERS' PERFORMANCE

       (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

       (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered and each of the other covenants and obligations in
Article 5 must have been performed and complied with in all material respects.

       7.3    CONSENTS

       Each of the Consents identified in Schedule 7.3 must have been obtained and must be in full force and effect.

       7.4    ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

       (a) an opinion of Wyche, Burgess, Freeman & Parham, P.A., counsel to Sellers, with respect to certain matters governed by the Delaware General Corporation Law or South Carolina law, dated the Closing Date, in the form of
Exhibit 7.4(a);

       (b) an opinion of Woods, Rogers & Hazlegrove PLC, special Virginia counsel to


Final 11/10/98                            39
the Company, with respect to certain matters governed by Virginia Law, dated the Closing Date, in the form of Exhibit 7.4(b);

       (c) estoppel certificate executed on behalf of the landlord of the Huntersville, North Carolina leased real estate, in form reasonably acceptable to Buyer;

       (d) good standing or comparable certificates for the Company, dated within ten (10) days of the Closing Date, issued by the States of Virginia, California, Massachusetts, New Jersey, New York, North Carolina and Texas;

       (e) an opinion of Alston & Bird, patent and trademark counsel to Sellers, with respect to the transfer of the Intellectual Property Assets, in form and substance reasonably acceptable to Buyer; and

       (f) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

       7.5    NO PROCEEDINGS

       Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

       7.6    NO PROHIBITION

       Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body that would be applicable to Buyer or the Contemplated Transactions and Buyer concludes reasonably and in good faith that there is a reasonable likelihood that such Legal Requirement or Order will be enacted or issued.

       7.7    REGULATORY APPROVALS

       Buyer shall have obtained any approvals required under the rules of the Toronto Stock Exchange for completion of the Contemplated Transactions.


Final 11/10/98                            40

       7.8    TRANSFER OF MARKS AND PATENTS; CANCELLATION OF AGREEMENTS

       Alchem shall have transferred to the Company or Buyer all of its right, title and interest in and to the Intellectual Property Assets owned by it as of the date of this Agreement, and all agreements between the Company, on the one hand, and Alchem, Delta Woodside or any affiliate of Alchem or Delta Woodside, on the other hand, relating to Intellectual Property Assets shall have been terminated.

8.     CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

       Sellers' obligation to sell or to cause the Company to sell the Acquired Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

       8.1    ACCURACY OF REPRESENTATIONS

       All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

       8.2    BUYER'S PERFORMANCE

       (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

       (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.5(b)(i) and 2.5(b)(ii) and each of the other covenants and obligations in Article 6 must have been performed and complied with in all material respects.

       8.3    CONSENTS

       The filing and completion or waiver of waiting period under the HSR Act has occurred without the objection of any governmental body.

       8.4    ADDITIONAL DOCUMENTS

       Buyer must have caused the following documents to be delivered to
Sellers:

       (a) an opinion of Garvey, Schubert & Barer, dated the Closing Date, in the form of Exhibit 8.4(a); and

       (b) such other documents as Sellers may reasonably request for the purpose of


Final 11/10/98                            41

(i) enabling their counsel to provide the opinions referred to in Section 7.4(a) and (b), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this
Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

       8.5    NO INJUNCTION

       There must not be in effect or Threatened any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Acquired Assets by the Company to Buyer or the consummation and performance of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective or been made, since the date of this Agreement.

       8.6    NO PROHIBITION

       Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers or any of the Subsidiaries to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body that would be applicable to Sellers, or any of the Subsidiaries or the Contemplated Transactions and Sellers conclude reasonably and in good faith that there is a reasonable likelihood that such Legal Requirement or Order will be enacted or issued.

9.     TERMINATION

       9.1    TERMINATION EVENTS

       This Agreement may, by notice given prior to or at the Closing, be terminated:

       (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

       (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

       (c)    by mutual consent of Buyer and Sellers; or

       (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its


Final 11/10/98                            42
obligations under this Agreement) on or before January 4, 1999, or such later date as the parties may agree upon.

       9.2    EFFECT OF TERMINATION

       Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.    INDEMNIFICATION; REMEDIES

       10.1   SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

       All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.5(a)(vi) or 2.5(b)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

       10.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

       Sellers, jointly and severally, will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, Taxes, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

-      (a)    any Breach of any representation or warranty made by Sellers in this Agreement (giving effect to any supplement to the Disclosure Letter), the Disclosure Letter (giving effect to any supplement to the Disclosure Letter), the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

       (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date,


Final 11/10/98                            43
giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter;

       (c) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement;

       (d) the conduct of the Business, or the ownership of assets by the Sellers or any Subsidiary of the Company, prior to the Closing;

       (e) any product shipped or manufactured by, or any services provided by, the Company or any of its Subsidiaries prior to the Closing Date;

       (f) any matter disclosed in Part 3.15 of the Disclosure Letter but not included in Schedule 2.1 (i);

       (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either the Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

       (h) the failure of the parties to this Agreement to comply with the provisions of the Bulk Sales laws with respect to the Contemplated Transactions; or

       (i) except to the extent assumed by Buyer pursuant to Section 2.2, the employment or termination of employment of any employee of Sellers on or prior to the Closing, including without limitation any claim for wages, salary, severance pay, health, welfare or retirement benefits, vacation pay or any other form of compensation or damages, whether based on contract, statute, regulation, common law or otherwise;

provided, however, that except for a claim for indemnification by reason of a breach of Sections 3.1, 3.2, 3.3, 3.24(c) or 3.26 or by reason of clauses (e),
(f), (g), (h) and (i) of this Section 10.2 (collectively, the "Non-Limited Claims"), no Seller shall have any obligation to indemnify, hold harmless or pay any Indemnified Person pursuant to this Section 10.2 until the Indemnified Persons have suffered aggregate Damages encompassed by this Section 10.2 for claims that are not Non-Limited Claims in excess of a $500,000 aggregate deductible (after which point Sellers will be obligated only to indemnify, hold harmless and pay the Indemnified Persons from and against further such Damages (i.e. in excess of such $500,000 aggregate deductible) up to the aggregate amount of $3,000,000).

       The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons; provided, however, that Buyer acknowledges and agrees that, except for damages recoverable by Buyer following termination pursuant to Section 9.1 of this Agreement due to a Breach by Sellers, the foregoing indemnification provisions in this Section 10.2 shall be the exclusive remedy of Buyer and the other Indemnified Persons for any Breach of Section 5 or of the representations and warranties of Sellers in Section 3 of this Agreement.


Final 11/10/98                            44

       10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS -- ENVIRONMENTAL MATTERS

       (a) In addition to (and not limited by) the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the other Indemnified Persons for, and will pay to Buyer and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) incurred by them arising, directly or indirectly, from or in connection with any Hazardous Materials that may have been caused to be delivered to any of the following sites by the Company, any Subsidiary or any other Person for whose conduct they are or may be held responsible or any predecessor thereto or Nautilus Sports/Medical Industries,
Inc.:

              (i)    Aqua-Tech Environmental Site, Spartanburg, South Carolina;

              (ii)   Seaboard Chemical Corporation Site, Jamestown, North
Carolina;

              (iii) Enterprise Recovery Systems Site, Byhalia, Marshall County, Mississippi; or

              (iv)   any other site that is not all or part of the Facilities.

       (b) In addition to (and not limited by) the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the other Indemnified Persons for, and will pay to Buyer and the other Indemnified Persons the amount of, any Damages incurred by them arising, directly or indirectly, from or in connection with the liquidation of Nautilus, B.V. (a private limited company organized under the laws of the Netherlands) and any liabilities of Nautilus, B.V. existing as of, or arising with respect to the period prior to and including, the Closing Date.

       (c) Sellers will be entitled to have exclusive control of any Proceeding and any Cleanup with respect to which indemnity may be sought under this Section 10.3.

       10.4   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

       Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

       (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

       (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement,

       (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions,


Final 11/10/98                            45

       (d) any product shipped or manufactured by, or any services provided by, Buyer or its assigns, or

       (e) the conduct of the Business, or the ownership of assets by Buyer or its assigns, after the Closing.

10.5   TIME LIMITATIONS

       (a) Except as provided in Section 10.5(b), Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date Buyer notifies Sellers of a claim, which notice shall specify the factual basis of that claim in reasonable detail to the extent then known by Buyer.

       (b) A claim with respect to Sections 3.3, 3.11, 3.24(c) or 5.5, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date (including, without limitation, a claim pursuant to any of Sections 10.2(d)-(i)), or a claim for indemnification or reimbursement under
Section 10.3, may be made at any time. A claim with respect to Section 3.19 may be made at any time on or before the date that is ten (10) years after the Closing Date.

       (c) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers; a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date (including, without limitation, a claim pursuant to any of Sections
10.4 (c)-(e)) may be made at any time.

       10.6   ESCROW

       Upon notice to Sellers specifying in reasonable detail the basis for such claim, Buyer may give notice of a Claim in such amount under the Escrow Agreement. The failure to give a notice of a Claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

       10.7   PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

       (a)    Promptly after receipt by an indemnified party under Section 10.2,
10.3 or 10.4 of notice of the COMMENCEMENT of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to


Final 11/10/98                            46
any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

       (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation by the indemnified party of Legal Requirements or any violation by the indemnified party of the rights of any Person and no effect adverse to the indemnified party on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent (which consent shall not be unreasonably withheld or delayed); and (iv) no compromise or settlement of such claims may be effected by the indemnified party without the indemnifying party's consent (which consent shall not be unreasonably withheld or delayed). If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party with the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

       (c) Notwithstanding the foregoing, if an indemnified party determines reasonably and in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, participate with the indemnifying party in the defense, compromise, or settlement of such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).


Final 11/10/98                            47

       (d) Each of the parties to this Agreement hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on such party with respect to such a claim anywhere in the world.

       (e) This Section 10.7 is subject to Section 10.3 with respect to a claim for indemnification or reimbursement under Section 10.3.

       (f) In no event shall an indemnifying party be liable for the fees and expenses of more than one counsel in addition to its own counsel in connection with a matter covered by this Section 10.7.

       10.8   PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

       A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.    GENERAL PROVISIONS

       11.1   EXPENSES

       Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will pay all HSR Act filing fees for filings required by Buyer or Sellers in connection with this Agreement or the Contemplated Transactions. Sellers will cause the Company and its Subsidiaries not to incur any material out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

       11.2   PUBLIC ANNOUNCEMENTS

       Public announcement with respect to this Agreement and the Contemplated Transactions will be issued upon execution and delivery of this Agreement by all parties to this Agreement. Sellers and Buyer will consult with each other concerning the means by which the Company's and its Subsidiaries' employees, customers, and suppliers and others having dealings with the Company and its Subsidiaries will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication to the extent prior notice thereof to Buyer is reasonably practicable.

       11.3   CONFIDENTIALITY

       (a) Buyer will treat and hold as confidential any Confidential Information that it receives from any of Sellers or the Subsidiaries in connection with this Agreement and the Contemplated Transactions, will not use any of the Confidential Information at any time


Final 11/10/98                            48
except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers and the Subsidiaries all tangible embodiments (and all copies) of the Confidential Information that are in its possession. For purposes of this paragraph (a), "Confidential Information" shall mean information concerning the businesses and affairs of any of Sellers or the Subsidiaries, unless (a) such information is already known to Buyer or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Buyer, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings.

       (b)    In addition to Buyer's obligations under paragraph (a) of this
Section 11.3, between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Subsidiaries to maintain in confidence, written information stamped "confidential" when originally furnished by another party or the Company or any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings.

       (c)    In addition to Buyer's obligations under paragraph (a) of this
Section 11.3, if the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

       11.4   NOTICES

       All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopoier numbers as a party may designate by notice to the other parties):

       Sellers:             Delta Woodside Industries, Inc.
                            Alchem Capital Corporation
                            Nautilus International, Inc.
                            108 - 1/2 Courthouse Square
                            Edgefield, South Carolina 29824
                            Attention: Bettis C. Rainsford
                            Facsimile No. 803-637-6066

       with copy to:        Wyche, Burgess, Freeman & Parham, P.A.


Final 11/10/98                            49

                            44 East Camperdown Way
                            Greenville, SC 29601
                            Attention: Eric B. Amstutz, Esq.
                            Facsimile No. 864-235-8900

       Buyer:               Direct Focus, Inc.
                            2200 N.E. 65th Avenue
                            Vancouver, WA 98661
                            Attention: C. Reed Brown
                            Facsimile No. 360-694-7755

       with copy to:        Garvey, Schubert & Barer
                            Second & Seneca Bldg., 18th Floor
                            1191 Second Avenue
                            Seattle, WA 98101-2939
                            Attention: Bruce A. Robertson
                            Facsimile No. 206-464-0125

       11.5   FURTHER ASSURANCES

       The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

       11.6   WAIVER

       The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

       11.7   ENTIRE AGREEMENT AND MODIFICATION

       This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated August 21, 1998, but excluding the confidentiality agreement executed by Buyer on or about the


Final 11/10/98                            50
commencement of negotiations or document production by Sellers) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended or waived except by a written agreement executed by the party to be charged with the amendment or waiver.

       11.8   DISCLOSURE LETTER

       The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

       11.9   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

       Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights, but not its obligations, under this Agreement to any Subsidiary of Buyer and except that any party may grant to any of its lenders a security interest in its rights in this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreernent or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

       11.10  SEVERABABILITY

       If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

       11.11  SECTION HEADINGS, CONSTRUCTION

       The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

       11.12  TIME OF ESSENCE

       With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


Final 11/10/98                            51

       11.13  GOVERNING LAW

       This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

       11.14  COUNTERPARTS

       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

       11.15  LITIGATION SUPPORT

       In the event and for so long as any party to this Agreement actively is pursuing, contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any Contemplated Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, or failure to act, or transaction on or prior to the Closing Date involving any of Sellers or any of Sellers' Subsidiaries, each of the other parties to this Agreement shall cooperate with the first party and its counsel in the pursuit, defense or contest, make available such other party's personnel, and provide such testimony and access to such other party's books and records as shall be reasonably necessary in connection with the pursuit, defense or contest, all at the sole cost and expense of the pursuing, contesting or defending party (unless the pursuing, contesting or defending party is entitled to indemnification therefor from the other party under Section 10).


Final 11/10/98                            52

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                      SELLERS:

DIRECT FOCUS, INC.          NAUTILUS INTERNATIONAL, INC.



By: /s/ [Illegible]         By: /s/ [Illegible]
   ---------------------       -----------------------------------------------
Title: President            Title: Executive Vice President, Treasurer and CFO
      ------------------          ---------------------------------------------

                            ALCHEM CAPITAL CORPORATION




                            By: /s/ [Illegible]
                               ------------------------------------------------
                            Title: Executive Vice President, Treasurer and CFO

                            DELTA WOODSIDE INDUSTRIES, INC.




                            By: /s/ [Illegible]
                               ------------------------------------------------
                            Title: Executive Vice President, Treasurer and CFO
                                  ---------------------------------------------


                                          53